UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Zimmer Biomet Holdings, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Supplement to Definitive Proxy Statement for Annual Meeting of Stockholders

To Be Held Friday, May 12, 2017

This proxy statement supplement updates and amends our definitive proxy statement filed with the Securities and Exchange Commission on March 30, 2017 regarding the 2017 Annual Meeting of Stockholders of Zimmer Biomet Holdings, Inc. to be held on Friday, May 12, 2017 at 8:00 a.m. Eastern Time at The Conrad Indianapolis, 50 West Washington Street, Indianapolis, Indiana 46204.

Except as updated by this supplement, all information set forth in the proxy statement remains unchanged and should be considered in casting your vote by proxy or in person at the annual meeting.

The purpose of this supplement is to update the proxy statement to inform you that Arthur J. Higgins, one of the members of our Board of Directors (the “Board”) who is standing for reelection, was appointed President, Chief Executive Officer and a member of the board of directors of Depomed, Inc., a specialty pharmaceutical company, effective as of March 28, 2017. As a result of that appointment, Mr. Higgins resigned from the board of directors of Endo International plc, a generics and specialty branded pharmaceutical company, effective as of March 31, 2017. Mr. Higgins had previously informed the board of directors of Endo International plc that he would not stand for reelection to that company’s board at its upcoming annual meeting of stockholders.

Pursuant to our Corporate Governance Guidelines, Mr. Higgins tendered a letter of proposed resignation from the Board to the Chair of our Corporate Governance Committee. Upon the recommendation of the Corporate Governance Committee, the Board concluded, after considering factors relevant to Mr. Higgins’ continued service on the Board, including his resignation from the board of directors of Endo International plc, not to accept Mr. Higgins’ proposed resignation and asked Mr. Higgins to continue to serve as a member of the Board. Zimmer Biomet Holdings, Inc. does not have any relationship with Depomed, Inc. and, accordingly, Mr. Higgins remains an independent director.

If you have already submitted your proxy, you do not need to take any action unless you wish to change your vote. This supplement does not change the proposals to be acted upon at the annual meeting, which are described in the proxy statement.

By Order of the Board of Directors

Chad F. Phipps
Senior Vice President, General Counsel and Secretary

April 3, 2017